Exhibit 4.4

THIRD AMENDMENT TO RIGHTS AGREEMENT

This THIRD AMENDMENT TO RIGHTS AGREEMENT (this “AMENDMENT”), dated as of August 2, 2005, is by and between Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and EquiServe Trust Company, N.A. (f/k/a Fleet National Bank f/k/a BankBoston, N.A.) a national banking association organized and existing under the laws of the United States of America (the “RIGHTS AGENT”). Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Rights Agreement (as defined below);

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of July 21, 1999, as amended by the First Amendment to Rights Agreement, dated as of March 3, 2000, by and between the Company and the Rights Agent and the Amendment to Rights Agreement, dated as of March 20, 2002, by and between the Company and the Rights Agent (the “RIGHTS AGREEMENT”);

WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement pursuant to Section 28 thereof, which authorizes the Company and the Rights Agent to supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Preferred Shares.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the parties hereto hereby agree as follows:

1. The Rights Agreement is hereby amended (i) by redesignating the existing text of Sections 29-34 as Sections 30-35 and (ii) by adding the following paragraphs as subsections (a) and (b) to a new Section 29:

“(a) It is understood that the TIDE Committee (as described below) of the Company’s Board of Directors shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the best interests of the Company, its stockholders and other relevant constituencies of the Company at least once every three years, or sooner than that if (i) any Person shall have made a proposal to the Company or its stockholders, or taken any other action that, if effective, could cause such Person to become an Acquiring Person hereunder, and (ii) if a majority of the members of the TIDE Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances.  Following each such review, the TIDE Committee shall communicate its conclusions to the full Board of Directors of the Company, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed.  The TIDE Committee shall be comprised of members of the Board of Directors of the Company who are not officers, employees or Affiliates of the Company and shall be the Corporate Governance and Nominating Committee (or any successor committee) of the Board of Directors of the Company as long as the members of such committee meet such requirements.

(b) The TIDE Committee and the Board of Directors of the Company, when considering whether this Agreement should be modified or the Rights should be redeemed, shall have the power to set their own agenda and to retain at the expense of the Company their choice of legal counsel, investment bankers and other advisors. The TIDE Committee and the Board of Directors of the Company, when considering whether this Agreement should be modified or the Rights should be redeemed, shall have the authority to review all information of the Company and to consider any and all factors they deem relevant to an evaluation of whether this Agreement should be modified or the Rights should be redeemed.”

2. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

3. This Amendment may be executed in one or more counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4. This Amendment will be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, as an agreement under seal, as of the date first above written.

CUBIST PHARMACEUTICALS, INC.

By: /s/ Christopher D.T. Guiffre
Name: Christopher D.T. Guiffre
Title: SVP, General Counsel and Secretary

EQUISERVE TRUST COMPANY, N.A.

	By:	/s/ Dennis Moccia
Name: Dennis Moccia
Title: Managing Director

ATTEST:

/s/ Jennifer K. Marten
Name: Jennifer K. Marten